Exhibit 99.1

Investor Contact:

John Mills

Partner

ICR

310.954.1105

Limoneira Company Announces Third Quarter and Nine Months Fiscal Year 2014 Financial Results

- Company Raises Earnings Per Share Fiscal Year 2014 Guidance to a Range of $0.57 to $0.62 -

- Third Quarter Revenue Increased 22% Versus Last Year -

- Third Quarter Lemon Sales Increased 40% Versus Last Year –

- Third Quarter Adjusted EBITDA Improved 40% to $14.9 Million Versus Last Year –

- Earnings Per Diluted Share for the Third Quarter of Fiscal Year 2014 Increased to $0.61-

- Company Decreased Long-Term Debt by $8.9 Million in the Third Quarter -

Santa Paula, CA., September 9, 2014 – Limoneira Company (the “Company” or “Limoneira”) (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights in California and Arizona, today reported financial results for the third quarter ended July 31, 2014.

Fiscal Year 2014 Third Quarter Results

For the third quarter of fiscal year 2014, revenue was $36.5 million, compared to revenue of $29.9 million in the third quarter of the previous fiscal year. Agribusiness revenue was $35.2 million, compared to $28.6 million in the third quarter last year, primarily reflecting higher lemon revenue. Rental operations revenue was $1.2 million in the third quarter of fiscal year 2014, compared to $1.1 million in the third quarter last year. Real estate development revenue was $121,000 compared to $239,000 in the third quarter last year.

Agribusiness revenue for the third quarter of fiscal year 2014 includes $26.8 million in lemon sales, compared to $19.1 million of lemon sales during the same period of fiscal year 2013, primarily reflecting a higher average price per carton due to more favorable market conditions, as well as a small increase in cartons of lemons sold. The Company generated avocado sales of $6.1 million in the third quarter of fiscal year 2014, compared to $7.7 million in the same period of fiscal year 2013, reflecting lower pounds of avocados sold, partially offset by higher prices. The Company recognized $1.7 million of orange revenue in the third quarter of fiscal year 2014, compared to $1.5 million of orange revenue in the same period of fiscal year 2013, reflecting an increased number of field boxes sold at higher average prices per field box. Specialty citrus and other crop revenues were $470,000 in the third quarter of fiscal year 2014, compared to $296,000 in the third quarter of fiscal year 2013, primarily reflecting higher pistachio revenue compared to the third quarter of fiscal year 2013.

Costs and expenses for the third quarter of fiscal year 2014 were $23.1 million, compared to $20.0 million in the third quarter of last fiscal year. The year-over-year increase in operating expenses primarily reflects increased agribusiness costs mainly associated with higher cost of fruit procured from third-party growers, and increases in certain selling general and administrative expenses including employee incentive compensation resulting from increased profitability of the Company. Costs and expenses for the third quarter of fiscal year 2014 also include an impairment charge on real estate development assets of $435,000, which was recorded as a result of the Company entering into a non-binding letter of intent to sell its Centennial property.

Operating income for the third quarter of fiscal year 2014 increased 34% to $13.4 million, compared to $10.0 million in the third quarter of the previous fiscal year.

Adjusted EBITDA increased 40% to $14.9 million in the third quarter of fiscal year 2014, compared to $10.6 million in the same period of fiscal year 2013. A reconciliation of Adjusted EBITDA to the GAAP measure net income is provided at the end of this release.

In the third quarters of fiscal years 2014 and 2013 all interest incurred was capitalized on non-bearing orchards, real estate development projects and significant construction in progress. Non-cash interest income as a result of fair value adjustments on the Company’s interest rate swap was zero in the third quarter of fiscal year 2014, compared to $269,000 in the same period of the prior year. The interest rate swap that generated income in prior periods expired in June 2013.

Net income applicable to common stock, after preferred dividends, for the third quarter of fiscal year 2014 was $8.8 million, compared to $6.5 million in the third quarter of fiscal year 2013. Earnings per diluted share for the third quarter of fiscal year 2014 was $0.61 on approximately 14.5 million weighted average diluted common shares outstanding, compared to earnings per diluted share of $0.49 on approximately 13.3 million weighted average diluted common shares outstanding in the same period of the prior year. The year-over-year increase in shares outstanding is primarily due to shares issued in connection with the acquisitions of Associated Citrus Packers, Inc. (“Associated”) and a citrus packing operation in Yuma, Arizona.

Fiscal Year 2014 First Nine Months Results

For the nine months ended July 31, 2014, revenue was $87.2 million, compared to $70.6 million in the same period last year. Operating income for the first nine months of fiscal year 2014 was $14.4 million, compared to $7.0 million in the same period last year. Adjusted EBITDA for the first nine months of fiscal year 2014 was $17.8 million, compared to $10.5 million in the same period last year. Net income applicable to common stock, after preferred dividends, for the first nine months of fiscal year 2014 was $9.5 million, compared to $5.8 million in the same period last year. Net income for the first nine months of fiscal year 2013 includes a $3.1 million gain associated with the sale of Calavo Growers, Inc. ("Calavo Growers") (NASDAQ: CVGW) common stock and a $1.8 million equity loss related to the sale of the Company's investment in HM East Ridge, LLC. These two transactions generated approximately $900,000 of net income and $0.07 earnings per diluted share for the nine months ended July 31, 2013. Earnings per diluted share for the first nine months of fiscal year 2014 was $0.68 on approximately 14.2 million weighted average diluted common shares outstanding, compared to $0.46 on approximately 12.5 million weighted average diluted common shares outstanding for the same period of fiscal year 2013. The year-over-year increase in shares outstanding is primarily due to shares issued in connection with the acquisition of Associated and a citrus packing operation in Yuma, Arizona.

Management Comments

Harold Edwards, President and Chief Executive Officer, stated, “We are pleased to report strong results for the third quarter, which is our seasonally strongest quarter of the year. Total revenue grew by 22%, highlighting our expanding agribusiness, particularly our lemon sales, which increased 40% on a year over year basis on higher than historical average lemon prices. Our solid operating results have generated almost a 70% increase in Adjusted EBITDA and a 100% increase in operating income for the nine months ended July 31, 2014. Our year to date operating cash flow of $17.8 million has enabled us to make significant investments into growing our business and pay down long term debt by $10 million, which strengthens our balance sheet for additional strategic investments. Based on our strong performance in quarter and outlook for the final quarter of the year, we are raising our full year guidance.

“We have recently made a number of important investments, including the acquisition of a citrus packing operation in Yuma, Arizona and our investment in Rosales S.A., a citrus packing operation in La Serena, Chile. These acquisitions strengthen the foundation of our core agribusiness and are consistent with our year-round global supplier of lemons strategy. With our increased packing capacity, we are well positioned to further improve our agribusiness sales and operating income going forward, and we remain focused on capitalizing on opportunities to expand our agribusiness acreage with selective and strategic acquisitions of orchards, both in the United States and internationally.”

Mr. Edwards continued, “Regarding our real estate development business, we continue to move forward on the East Area 1/Santa Paula Gateway project. We expect the Master Tentative Tract Map to be approved by the City of Santa Paula by the end of this calendar year. We also continue to engage in discussions with leading homebuilders and remain focused on our goal to break ground on the project during 2015.”

Balance Sheet and Liquidity

During the nine months ended July 31, 2014, net cash from operating activities increased $12.7 million to $17.8 million, compared to $5.1 million for the same period of fiscal year 2013. Net cash used in investing activities increased to $15.0 million in the nine months ended July 31, 2014, compared to net cash provided by investing activities of $2.5 million in the same period of fiscal year 2013, primarily related to the Company’s investments in the expansion of the Company’s lemon packing facilities and additional farm worker housing units. During the nine months ended July 31, 2014, the Company reduced its long-term debt by $10.1 million with the increase in operating cash flow and the proceeds from the issuance of series B-2 convertible preferred stock. Long-term debt as of July 31, 2014 was $51.5 million, compared to $61.6 million at October 31, 2013.

Real Estate Development

During the third quarter of fiscal year 2014, the Company executed its on-going real estate development strategy by capitalizing development costs of $1.1 million. In the third quarter of fiscal year 2013, the Company capitalized real estate development costs of $1.7 million.

Recent Business Highlights

The Company continues to benefit from the success of its direct lemon sales and marketing strategy. In the third quarter of fiscal year 2014, lemon sales were comprised of approximately 78% to U.S. and Canada-based customers and 22% to domestic exporters.

Alex Teague, Senior Vice President stated, “We currently have over 150 direct lemon customers, underscoring the success of our sales team. Our business is also benefitting from strategic acquisitions that we made last year, including the acquisitions of Associated in Yuma, Arizona, and Lemons 400 in Porterville, California. In this fiscal year, we have invested in expanding our lemon packing capacity in both the United States with the purchase of packing assets in Arizona and with our investment in a Chilean packing house, along with the ongoing expansion of our main packing house in Santa Paula. These investments will enable us to expand our participation in the growing global lemon business, provide lemons to our customers on a year round basis, and position Limoneira for ongoing agribusiness growth.”

On July 1, 2014, the Company announced that it completed the purchase of the packing house property and equipment of Marlin Ranching Company in Yuma, Arizona. The purchase price was $1.4 million in cash and stock plus potential earn-out consideration of up to $400,000 in cash. Limoneira will use the packing facilities to wash and pack lemons from the Company's orchards in Arizona as well as citrus from other growers in the region. The Company estimates that it will process approximately 500,000 to 600,000 cartons of fresh lemons annually from this facility, generating approximately $400,000 to $500,000 per year in operating income resulting from a combination of cost savings from not shipping fruit to the Company's Santa Paula packing facilities and incremental fruit packing operations.

Subsequent to the end of the third quarter, Limoneira announced an investment in Rosales S.A, a citrus packing, marketing and sales operation in La Serena, Chile (“Rosales”). La Serena is a major citrus and avocado growing area in Chile. Rosales, which primarily packs and sells lemons, currently sells its produce into Asian, European, and Chilean markets. Going forward, Limoneira will handle Rosales' lemon sales to Asian markets. Through its wholly owned Chilean subsidiary, Limoneira Chile SpA, Limoneira invested $1.75 million for a 35% interest in the business. Limoneira will earn equity income from its investment as well as $0.50 per carton on lemon sales to Asian markets, which combined is estimated at $200,000 to $300,000 per year.

In August 2014, Limoneira entered into a non-binding letter of intent to sell its Centennial property for $3.1 million cash, which terms include a 45-day buyer due diligence period, payment by the buyer of $250,000 in deposits, which become non-refundable at the end of the due diligence period and a transaction close date of approximately seven months following the execution of a purchase and sale agreement. As a result of entering into the letter of intent, the Company recognized an impairment charge of $435,000 on the property as of July 31, 2014, for the difference between the selling price net of estimated selling and other transaction costs and the net book value of the property as July 31, 2014.

Fiscal Year 2014 Outlook

The Company is raising its previously issued guidance.

For the fiscal year ending October 31, 2014, the Company expects to sell approximately 3.0 million cartons of fresh lemons, and expects to sell approximately 6.7 million pounds of avocados. The avocado harvest was substantially concluded in the third quarter.

The California avocado crop typically experiences alternating years of high and low production due to plant physiology. Fiscal year 2013 was a high avocado production year and fiscal year 2014 is expected to be a lower avocado production year. Lemon and avocado prices are expected to be higher in fiscal year 2014 than fiscal year 2013 due to lower industry production.

Due to a continuation of higher lemon prices than previously expected, the Company is increasing its fiscal year 2014 operating income guidance range to approximately $12.6 million to $13.7 million, compared to previous guidance of approximately $10.6 million to $11.8 million. The expected increased operating income in fiscal year 2014 represents a more than 100% increase over fiscal year 2013 operating income of $5.4 million. The expected increase in operating income is primarily due to the additional lemon revenue generated by the acquisitions of Associated and Lemons 400 and higher than historical average lemon prices, partially offset by lower avocado revenue. Fiscal year 2014 pre-tax earnings are anticipated to be in the range of $13.2 million to $14.2 million compared to previous guidance of $11.3 million to $12.4 million.

The Company expects fiscal year 2014 earnings per diluted share to be in the range of $0.57 to $0.62, compared to previous guidance of $0.45 to $0.50, based on estimated weighted average diluted common shares outstanding of approximately 14.3 million. Consistent with the typical seasonality of the Company’s agriculture operations, Limoneira expects to report a net loss in the fourth quarter.

The Company began fiscal year 2014 with approximately 2,300 additional agricultural acres, representing a 30% increase compared to the beginning of fiscal year 2013.

Conference Call Information

The Company will host a conference call and audio webcast on September 9, 2014, at 1:30 pm Pacific Time (4:30 pm Eastern Time) to discuss its financial results. To access the conference call, participants in the U.S. should dial (800) 475-6881, and international participants should dial (913) 312-0660.  Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company's website at www.limoneira.com. Visitors to the website should select the "Investor" link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through September 23, 2014, by calling (877) 870-5176 from the U.S. or (858) 384-5517 from international locations to access the playback; passcode is 9952999.

About Limoneira Company

Limoneira Company, a 120-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra) is a dedicated sustainability company with approximately 10,600 acres of rich agricultural lands, real estate properties and water rights in California and Arizona. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and interest costs associated with its capital structure, management believes that earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA, which excludes impairments on real estate development assets when applicable, is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. Unaudited EBITDA is summarized and reconciled to net income, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

	Quarter ended July 31,		Nine Months Ended July 31,
	2014	2013	2014	2013

Net income	$8,932,000	$6,607,000	$9,826,000	$5,990,000
Total interest income, net	(20,000)	(288,000)	(59,000)	(652,000)
Income taxes	4,608,000	3,772,000	5,036,000	3,544,000
Depreciation and amortization	902,000	551,000	2,564,000	1,638,000
EBITDA	14,422,000	10,642,000	17,367,000	10,520,000
Impairments of real estate development assets	435,000	-	435,000	-
Adjusted EBITDA	$14,857,000	$10,642,000	$17,802,000	$10,520,000

Limoneira Company

Consolidated Balance Sheets (unaudited)

	July 31, 2014	October 31, 2013
Assets
Current assets:
Cash	$53,000	$82,000
Accounts receivable, net	10,805,000	6,419,000
Cultural costs	2,690,000	4,124,000
Prepaid expenses and other current assets	3,039,000	2,972,000
Total current assets	16,587,000	13,597,000

Property, plant and equipment, net	96,842,000	86,210,000
Real estate development	86,837,000	83,419,000
Equity in investments	1,756,000	1,800,000
Investment in Calavo Growers, Inc.	17,245,000	14,845,000
Note receivable – related party	-	17,000
Note receivable	2,082,000	2,024,000
Other assets	8,249,000	8,002,000
Total assets	$229,598,000	$209,914,000

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,436,000	$4,784,000
Growers payable	6,233,000	2,325,000
Accrued liabilities	10,108,000	6,280,000
Fair value of derivative instrument	795,000	717,000
Current portion of long-term debt	594,000	569,000
Total current liabilities	23,166,000	14,675,000
Long-term liabilities:
Long-term debt, less current portion	51,509,000	61,563,000
Deferred income taxes	19,972,000	18,540,000
Other long-term liabilities	3,628,000	4,483,000
Total liabilities	98,275,000	99,261,000
Commitments and contingencies
Series B-2 Convertible Preferred Stock – $100 par value (10,000 shares authorized: 9,300 shares issued and outstanding at July 31, 2014) (4% dividend rate on liquidation value of $1,000 per share)	9,331,000	-
Stockholders’ equity:
Series B Convertible Preferred Stock – $100 par value (50,000 shares authorized: 30,000 shares issued and outstanding at July 31, 2014 and October 31, 2013) (8.75% coupon rate)	3,000,000	3,000,000
Series A Junior Participating Preferred Stock	-	-
Common Stock – $.01 par value (19,900,000 shares authorized: 14,078,077 and 14,016,011
shares issued and outstanding at July 31, 2014 and October 31, 2013, respectively)	141,000	140,000
Additional paid-in capital	89,494,000	88,160,000
Retained earnings	26,935,000	19,098,000
Accumulated other comprehensive income	2,422,000	255,000
Total stockholders’ equity	121,992,000	110,653,000
Total liabilities and stockholders’ equity	$229,598,000	$209,914,000

Limoneira Company

Consolidated Statements of Operations (unaudited)

	Three months ended July 31,		Nine months ended July 31,
	2014	2013	2014	2013
Revenues:
Agribusiness	$35,173,000	$28,626,000	$83,481,000	$67,114,000
Rental operations	1,182,000	1,064,000	3,483,000	3,155,000
Real estate development	121,000	239,000	196,000	328,000
Total revenues	36,476,000	29,929,000	87,160,000	70,597,000
Costs and expenses:
Agribusiness	17,805,000	15,932,000	58,730,000	51,781,000
Rental operations	796,000	638,000	2,231,000	1,895,000
Real estate development	420,000	444,000	1,021,000	913,000
Impairments of real estate development assets	435,000	-	435,000	-
Selling, general and administrative	3,640,000	2,958,000	10,326,000	8,997,000
Total costs and expenses	23,096,000	19,972,000	72,743,000	63,586,000
Operating income	13,380,000	9,957,000	14,417,000	7,011,000
Other income (expense):
Interest expense	-	-	-	(124,000)
Interest income from derivative instrument	-	269,000	-	711,000
Gain on sale of stock in Calavo Growers, Inc.	-	-	-	3,138,000
Interest income	20,000	19,000	59,000	65,000
Other income, net	39,000	1,000	254,000	389,000
Total other income	59,000	289,000	313,000	4,179,000

Income before income tax provision and equity in earnings (losses) of investments	13,439,000	10,246,000	14,730,000	11,190,000
Income tax provision	(4,608,000)	(3,772,000)	(5,036,000)	(3,544,000)
Equity in earnings (losses) of investments	101,000	133,000	132,000	(1,656,000)
Net income	8,932,000	6,607,000	9,826,000	5,990,000
Preferred dividends	(171,000)	(66,000)	(302,000)	(197,000)
Net income applicable to common stock	$8,761,000	$6,541,000	$9,524,000	$5,793,000

Basic net income per common share	$0.62	$0.49	$0.68	$0.46

Diluted net income per common share	$0.61	$0.49	$0.68	$0.46

Dividends per common share	$0.05	$0.04	$0.12	$0.12

Weighted-average common shares outstanding-basic	14,064,000	13,308,000	14,048,000	12,473,000
Weighted-average common shares outstanding-diluted	14,486,000	13,308,000	14,227,000	12,473,000